     As filed with the Securities and Exchange Commission on June 20, 1997


                                                              File No. 333-19583
                                                              File No. 811-8015

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-4


REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933                     [X]
                                    Pre-Effective Amendment No.  2          [ ]
                                                                 ---

                                    Post-Effective Amendment No.            [ ]
                                                                 ---

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940             [X]

                              Amendment No. 2


                      NATIONAL VARIABLE ANNUITY ACCOUNT II
                           (Exact Name of Registrant)

                         NATIONAL LIFE INSURANCE COMPANY
                               (Name of Depositor)

                               National Life Drive
                            Montpelier, Vermont 05604
              (Address of Depositor's Principal Executive Offices)

                 Depositor's Telephone Number: (800) 537-7003

                             D. Russell Morgan, Esq.
                                     Counsel
                         National Life Insurance Company
                               National Life Drive
                            Montpelier, Vermont 05604


               (Name and Address of Agent for Service of Process)

                                    Copy to:

                            Stephen E. Roth, Esquire
                          Sutherland, Asbill & Brennan, L.L.P.
                    1275 Pennsylvania Avenue, N.W.
                           Washington, D.C. 20004-2404

Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of the registration statement.



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Pursuant to Rule 24f-2 under the Investment Company Act of 1940, the registrant hereby elects to register an indefinite amount of securities being offered.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                              CROSS REFERENCE SHEET
                       Pursuant to Rules 481(a) and 495(a)


Showing location in Part A (prospectus) and Part B (statement of additional information) of registration statement of information required by Form N-4


PART A

ITEM OF FORM N-4                     PROSPECTUS CAPTION

1.  Cover Page ..................... Cover Page

2.  Definitions .................... Definitions

3.  Synopsis ....................... Expense Tables;
                                     Introduction

4.  Condensed Financial
      Information .................. Advertising

5.  General

     (a)  Depositor ................ National Life Insurance
                                     Company
     (b)  Registrant ............... The Variable Account
     (c)  Portfolio Company ........ Underlying Fund Options
     (d)  Fund Prospectus .......... Underlying Fund Options
     (e)  Voting Rights ............ Voting Rights
     (f)  Administrators ........... N/A

6.  Deductions and Expenses

     (a)  General .................. Charges and Deductions;
                                     Introduction
     (b)  Sales Load ............... Charges and Deductions;
                                     Introduction
     (c)  Special Purchase Plan .... N/A
     (d)  Commissions .............. Distribution of the
                                     Contracts
     (e)  Expenses - Registrant .... Charges and Deductions;
                                     Introduction

     (f)  Fund Expenses ............ Charges and Deductions
     (g)  Organizational Expenses .. N/A


7.  Contracts

     (a)  Persons with Rights ...... Introduction; Changes to
                                     Variable Account;
                                     Detailed Description of
                                     Contract Provisions;
                                     Contract Rights; Optional
                                     Benefits; Voting Rights
     (b)  (i)  Allocation of
               Purchase Payments ... Introduction; Premium
                                     Payments; Free-Look
         (ii)  Transfers ........... Introduction; Transfers
        (iii)  Exchanges ........... Transfers; Assignments

     (c)  Changes .................. Detailed Description of
                                     Contract; Changes to
                                     Variable Account
     (d)  Inquiries ................ Cover page; Owner
                                     Inquiries

8.  Annuity Period ................. Annuity Payment Options

9.  Death Benefit .................. Death of Owner; Death of
                                     Annuitant Prior to the
                                     Annuitization Date

10. Purchases and Contract Value

     (a)  Purchases ................ Introduction; Issuance of
                                     a Contract; Premium
                                     Payments; Free Look;
                                     Transfers
     (b)  Valuation ................ Definitions; Value of a
                                     Variable Account
                                     Accumulation Unit
     (c)  Daily Calculation ........ Definitions; Value of a
                                     Variable Account
                                     Accumulation Unit
     (d)  Underwriter .............. Distribution of the
                                     Contracts

11. Redemptions

     (a)  - By Owners .............. Transfers; Surrender;
                                     Withdrawals; Payments;
                                     Annuity Payment Options;
                                     Federal Income Tax
                                     Considerations
          - By Annuitant ........... Transfers; Surrender;
                                     Withdrawals; Payments;
                                     Annuity Payment Options;
                                     Federal Income Tax
                                     Considerations
     (b)  Texas ORP ................ N/A
     (c)  Check Delay .............. N/A
     (d)  Lapse .................... N/A
     (e)  Free Look ................ Premium Payments; Free
                                     Look

12. Taxes .......................... Introduction; Required
                                     Distributions for Tax
                                     Sheltered Annuities;
                                     Required Distributions
                                     for Individual Retirement
                                     Annuities; Generation-
                                     Skipping Transfers; Loan
                                     Privilege-Tax Sheltered
                                     Annuities; Surrenders and
                                     Withdrawals under a Tax
                                     Sheltered Annuity
                                     Contact; Federal Income
                                     Tax Considerations.

13. Legal Proceedings .............. Legal Proceedings

14. Table of Contents for the
     Statement of Additional
     Information ................... Table of Contents of
                                     Statement of Additional
                                     Information

This Pre-Effective Amendment No. 2 to the Registration Statement (File No. 333-19583) on Form N-4 for National Variable Annuity Account II incorporates by reference the prospectus, statement of additional information, Part C and exhibits other than exhibit 4(a), which were contained in National Variable Annuity Account II Pre-Effective Amendment No. 1 filed on May 28, 1997.

                                   SIGNATURES



         Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant, National Variable Annuity Account II, has duly caused this Pre-Effective Amendment No. 2 to be signed on its behalf, in the City of Montpelier and the State of Vermont, on the 20th day of June, 1997.




                                       NATIONAL VARIABLE ANNUITY ACCOUNT II
                                                    (Registrant)


Attest:  /s/ Lisa A. Pettrey          By: /s/ Thomas H. MacLeay
       ---------------------------       ---------------------------------
         Assistant Secretary              Thomas H. MacLeay, President &
                                          Chief Operating Officer
                                          National Life Insurance Company




                                       By: NATIONAL LIFE INSURANCE COMPANY
                                                   (Depositor)


Attest:  /s/ Lisa A. Pettrey           By: /s/ Thomas H. MacLeay
       ---------------------------        --------------------------------
                                          Thomas H. MacLeay
         Assistant Secretary              President & Chief
                                          Operating  Officer



                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the date(s) set forth below.


Signature                                Title                     Date
---------                                -----                     ----

/s/ Patrick E. Welch            Chairman of the Board and          June 20, 1997
-----------------------------   and Chief Executive Officer,
Patrick E. Welch                and Director



                                      C-8
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/s/ Thomas H. MacLeay           President & Chief Operating        June 20, 1997
-----------------------------   Officer, and Director
Thomas H. MacLeay




/s/ John L. LaGue, Jr.          Vice President & Controller        June 20, 1997
-----------------------------   (Chief Accounting Officer)
John L. LaGue, Jr.





/s/ Robert E. Boardman*         Director                           June 20, 1997
-----------------------------
Robert E. Boardman




/s/ David R. Coates*            Director                           June 20, 1997
-----------------------------
David R. Coates



/s/ Benjamin F. Edwards III*    Director                           June 20, 1997
-----------------------------
Benjamin F. Edwards III




/s/ Charles H. Erhart, Jr.*     Director                           June 20, 1997
-----------------------------
Charles H. Erhart, Jr.




/s/ Earle H. Harbison, Jr.*     Director                           June 20, 1997
-----------------------------
Earle H. Harbison, Jr.




/s/ Roger B. Porter*            Director                           June 20, 1997
-----------------------------
Roger B. Porter




/s/ E. Miles Prentice, III*     Director                           June 20, 1997
-----------------------------
E. Miles Prentice, III




/s/ Thomas P. Salmon*           Director                           June 20, 1997
-----------------------------
Thomas P. Salmon




/s/ A. Gary Shilling*           Director                           June 20, 1997
-----------------------------
A. Gary Shilling




-----------------------------   Director                           ____________
Thomas R. Williams





                                      C-9
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/s/ Patricia K. Woolf*           Director                       June 20, 1997
-----------------------------
Patricia K. Woolf




*By  /s/ Thomas H. MacLeay                                Date: June 20, 1997
    ----------------------
    Thomas H. MacLeay
    Pursuant to Power of Attorney